BUSINESS ALLIANCE AGREEMENT

BUSINESS ALLIANCE AGREEMENT (this "AGREEMENT") dated as of April __, 2007 (the "EFFECTIVE DATE"), between **CRYOPORT, INC.**, a Nevada corporation ("CRYOPORT"), and **AMERICAN BIOLOGISTICS COMPANY, LLC**, a Michigan limited liability company ("ABC"). CRYOPORT and ABC are referred herein individually as a "PARTY" and collectively as the "PARTIES."

RECITALS

WHEREAS, CRYOPORT has significant and substantial know-how in the design, manufacturing, research and development, marketing and recycling of cold-chain shipping products developed by CRYOPORT;

WHEREAS, ABC has access to significant and substantial know-how in manufacturing operations and logistics in the medical industry and one or more significant business relationships ("Alliance Partners"); which, for confidentiality reasons, will be identified in a separate letter;

WHEREAS, the PARTIES wish to jointly provide medical and other businesses including the Alliance Partners with access to reusable cryogenic transport containers ("DEWARS"), perform reprocessing services of DEWARS, and management of the logistics of the use of the DEWARS for worldwide shipping of temperature sensitive items;

WHEREAS, the PARTIES wish to establish a business alliance (the "ALLIANCE") to serve as a framework for cooperation between CRYOPORT and ABC and to leverage each PARTY's respective know-how and experience for the PARTIES' mutual benefit;

WHEREAS, the PARTIES intend that Alliance will (i) promote the further development of the cold-chain shipping business of CRYOPORT (the "CRYOPORT Business") and (ii) facilitate the development and conduct of other businesses through joint ventures or other forms of cooperation; and

WHEREAS, the PARTIES intend that the Alliance will require coordination between CRYOPORT and ABC in certain business areas;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, the PARTIES hereto hereby agree as follows:

AGREEMENT

1. RESPONSIBILITY OF THE PARTIES

1.1 **CRYOPORT**. CRYOPORT shall have the ownership and/or responsibility, including all licensing rights, and accountability for the following:

A. Marketing:

a) Promotional strategy;
b) All product improvement, new product development initiatives and product management;
c) Initial customer development pre sales;
d) Channel management strategy;
e) Branding of Name products;
f) Customer/application strategy;
g) Product/and refrigerant pricing strategy; and
h) Market research and competitive analysis.

B. R & D and New Product Development:

a) All original concept and design of CRYOPORT cold-chain shippers developed prior to this Agreement whether covered by CRYOPORT patents or not;
b) All product improvement;
c) All product and new product development;
d) All current and future design, engineering, prototype and testing activities for the entire CRYOPORT line of cold-chain shippers;
e) Design conformance to and product compliance with all applicable regulatory requirements; and
f) Defining performance specifications, inspection requirements, and best practices for the recycling process.

C. Manufacturing Operations:

a) Manufacture and Production of all CRYOPORT cold-chain shippers;
b) Quality control and assurance for manufacturing and recycling process;
c) Outsourcing – targeted to come on stream in 12-18 months after funding;
d) Identifying suitable outsource partners; and
e) Cost improvement programs.

1.2 **ABC**. ABC will have the overall responsibility and accountability for the following:

A. Marketing:

a) Logistics Pricing strategy; and
b) Competitive logistics research and analysis.

B. Sales:

a) All sales activities during and after the sales order.

C. Recycling Operations:

a) Implementation of CRYOPORT's recycling process in conformance with Section 1.1.B;
b) DEWAR and Process validation;
c) Quality control and assurance for overall recycling/logistics operations;
d) Cost improvement programs; and
e) Asset (fleet) management, including development and maintenance of a web-based DEWAR object management system.

D. Logistics:

a) Management of logistics processes;
b) Customer Service Portal development and maintenance;
c) DEWAR movement to customer and back to recycle center; and
d) Tracking of package with visibility on Customer Service Portal.

1.3 **Alliance Steering Committee**. The Committee will have the overall responsibility and accountability for the following:

a) Determination of final price to market;
b) All sales plans and forecasts of demand; and
c) Establishment of customer satisfaction metrics.

2. LICENSING AND ROYALTIES

2.1 All intellectual property and actual products developed, now or in the future, by CRYOPORT whether patented or not, including, but not limited to, Cryoport Express™ and the cold chain shipping DEWAR recycling process, are the proprietary property of CRYOPORT.

2.2 The PARTIES shall enter into a Licensing and Royalty Agreement only for the Cryoport Express™ and the cold chain shipping DEWAR recycling process, that affirms CRYOPORT's ownership of the technological rights to the DEWARS and the recycling system and that licenses (i) usage to ABC, and (ii) payment of a royalty to CRYOPORT each time a DEWAR is recycled by ABC for a term set forth in the Licensing and Royalty Agreement. This license shall be negotiated as a separate agreement and shall be a condition precedent to the Business Alliance Agreement. This Business Alliance Agreement shall be subject to any and all terms and conditions contained in said License Agreement.

2.3 Any CRYOPORT products or intellectual property, whether developed or to be developed, not included in the Licensing and Royalty Agreement, will require a separate licensing and royalty agreement for use by ABC.

3. EXCLUSIVITY

CRYOPORT will be the exclusive supply source to ABC of DEWARS for North America. CRYOPORT will supply to ABC all of its requirements for such DEWARS. ABC as the owner of a fleet of DEWARS will provide use of the DEWARS to customers for a service fee.

4. GLOBAL REPROCESSING

If ABC is able to demonstrate through mutually agreed upon performance goals and milestones to the satisfaction of CRYOPORT that it has the capability to provide reprocessing services on a global basis, ABC will have exclusive global rights to reprocessing and logistics of DEWARS, subject to the Licensing and Royalty Agreement(s) n Section 2 above. All mutually agreed upon goals and milestones requirements will be set forth in said Licensing Agreement.

5. COST SHARING

The PARTIES shall negotiate DEWAR prices and royalty amounts in order to provide cost sharing up to their respective "BREAK EVEN POINT".

6. ACCOUNTING

During the term of this Agreement, the PARTIES will provide to each other, profit and loss statements, balance sheets, and other financial information reasonably requested by the other Party and necessary to confirm compliance with this Agreement. Said information shall be provided upon reasonable request. The information required to be provided under this Section shall remain strictly confidential, shall be used only for the purpose of confirming compliance with the terms of this Agreement and shall not be provided to a third party without the written permission of the Party whose financial information it is, unless such information is or becomes generally available to the public through no fault of the recipient or is required to be disclosed by subpoena, court order or to comply with applicable laws.

7. ALLIANCE OBJECTIVES AND KNOWLEDGE SHARING

7.1 **Steering Committee**. As soon as practicable after the signing of this Agreement, the PARTIES shall create a Steering Committee for the Alliance to effect the matters described herein (the "STEERING COMMITTEE"). The PARTIES agree that the Chief Executive Officer of CRYOPORT (the "CRYOPORT CEO") and the Chief Executive Officer or Managing Member of ABC (the "ABC CEO") shall be Co-Chairmen of the Steering Committee. The Steering Committee shall meet once per fiscal

quarter, and on an ad hoc basis as necessary, to fulfill its responsibilities of providing over sight under this Agreement, and to discuss the status of the Alliance, to define objectives for the Alliance and to monitor progress toward achieving Alliance objectives.

7.2 **Knowledge Sharing**. The Steering Committee shall be the core vehicle through which CRYOPORT and ABC exchange their respective knowledge and experience for the benefit of the Alliance.

7.3 **Membership**. Each PARTY agrees to appoint, in addition to the permanent member, a second member to sit on the Steering Committee. The Parties may change the second appointee, from time to time, as the needs and subject matter under discussion may dictate. Each PARTY agrees to appoint an appropriate number and quality of support staff to effect the terms of this Agreement. All salary, bonuses or other compensation, and traveling and accommodation expenses of Steering Committee Members shall be borne by their respective employers.

7.4 **Sub-Committees**. The Steering Committee may from time to time appoint support staff to committees to provide research and recommendations to the Steering Committee on the specific issue or task assigned to it. The Steering Committee shall have the final say on the implementation of rejection of any recommendations made to it.

7.5 **Expenses and Costs**. The objectives, work plans, resources, and budget of the Steering Committee shall be reviewed quarterly by the Co-Chairmen, and based on such objectives and work plans, the Steering Committee shall determine the resources to be allocated and the budget for the immediately following fiscal quarter. The PARTIES shall agree on a case-by-case basis the allocation of expenses and costs with respect to the activities of the Steering Committee.

7.6 **Implementation**. If the Steering Committee identifies a New Business that the Alliance should pursue, the PARTIES acknowledge that further discussion and agreement between them will be necessary to determine the appropriate corporate structure to engage in and conduct such New Business.

8. TERM OF THIS AGREEMENT

The term of this Agreement and any renewal shall be the same as the term and renewal set forth in the Licensing Agreement to be entered into by the Parties and shall be included as if fully set forth herein.

9. INDEMNIFICATION

9.1 CRYOPORT warrants that the DEWARS will comply with all applicable laws and regulations, will be free from defects in design and manufacture, and do not infringe upon any patent or other intellectual property rights of any third party. CRYOPORT will indemnify, defend and hold harmless ABC and its members, managers, officers, directors, employees, agents and affiliates from and against any claims, losses, costs or

damages (including without limitation, attorney fees, consulting fees and costs of investigation) arising from or relating to, (a) any claim that the DEWARS (or their components) are defective in any manner, any injury to any person or property relating to the marketing, sale, manufacture or design of DEWARS, or any claim that the DEWARS or reprocessing technology or methodology infringe upon any patent or other intellectual property rights or any third party, or (b) any breach by CRYOPORT of it's obligations under this Agreement. The provisions of this Section 9.1 will survive any termination of this Agreement.

9.2 ABC will indemnify, defend and hold harmless CRYOPORT and its members, managers, officers, directors, employees, agents and affiliates from and against any claims, losses, costs, or damages (including without limitation, attorney fees, consulting fees and costs of investigation) arising from or relating to, any breach by ABC of its obligations under this Agreement. The provisions of this Section 9.2 will survive any termination of this Agreement.

10. MISCELLANEOUS

10.1 **Governing Law**. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Nevada, without regard to the conflicts of law principles thereof.

10.2 **Successors and Assigns**. Neither PARTY shall have the right to assign its rights or obligations under this Agreement. Notwithstanding the foregoing, CRYOPORT may assign its rights or obligations under this Agreement to a Controlled Affiliate, provided that such Controlled Affiliate agrees to become a PARTY to this Agreement and to abide by its terms, and that CRYOPORT acknowledges in writing that it shall remain subject to its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, such permitted assigns.

10.3 **Entire Agreement; Amendment**. This Agreement , along with the Confidentiality Agreement dated April 27, 2007 between the PARTIES constitutes the full and entire understanding and agreement among the PARTIES with regard to the subject matter hereof, and supersedes any other prior or contemporaneous oral or written understandings or agreements among the PARTIES hereto. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the PARTIES expressly referring to this agreement and the terms to be waived.

10.4 **Dispute Resolution**. All disputes between the PARTIES arising out of this Agreement shall be settled by the PARTIES amicably through good faith discussions upon the written request of any PARTY. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by arbitration in Nevada, using the English language, and in accordance with the rules then in effect of the American Arbitration Association. The

arbitrator(s) shall have the authority to grant specific performance, and to allocate between the PARTIES the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing PARTY in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

10.5 **Notices and Other Communications**. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by courier service, on the second business day, following the date of deposit with such courier service, and if by United States mail, on the fourth (4th) Business Day following the date of deposit with the United States Postal Service. All such notices, requests, demands and other communications shall be addressed as follows:

If to CRYOPORT:

CRYOPORT, INC.
451 Atlas Street
Brea, California 92821
Telephone: 714-256-6100
Facsimile: 714-246-6110
Attention: Peter Berry

With a copy to:

Gary Curtis Cannon
Attorney at Law
11838 Glenhope Road
San Diego, California 92128
Telephone: 858-391-9083
Facsimile: 858-391-9084
Attention: Gary Curtis Cannon, Esq.

If to ABC:

American Biologistics Company, LLC
19730 Ralston St.
Detroit, Michigan 48203
Telephone: 313-366-0202
Facsimile: 313-366-0404
Attention: Robert A. Schummer

With a copy to:

Honigman Miller Schwartz and Cohn LLC
660 Woodward Avenue
2290 First National Building
Detroit, Michigan 48226
Telephone: 313-465-7438
Facsimile: 313-465-7439
Attention: John P. Kanan

or to such other address or facsimile number as a PARTY may have specified to the other PARTY in writing delivered in accordance with this Section 10.5.

10.6 **No Waiver**. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power of privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

10.7 **Severability**. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any PARTY. In such event, the PARTIES shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the PARTIES' intent in entering into this Agreement.

10.8 **Independent Contractors**. Nothing in this Agreement shall be construed to form a partnership or joint venture and the PARTIES are not partners of each other and shall have no duties to each other except for the duties expressly set out in this Agreement or any other agreement between the parties. The PARTIES are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any PARTY the agent of any other PARTY for purposes of entering into legal contracts or otherwise exercising legal rights on behalf of any other PARTY.

10.9 **No Beneficiaries**. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the PARTIES, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

10.10 **Subject to Due Diligence**. The PARTIES shall provide due diligence to the other as requested no later than ten (10) business days from the date of signing of this

PARTY, the other PARTY may terminate this Agreement upon notice to the PARTY failing or refusing to provide such due diligence. Termination of this Agreement shall be the sole and exclusive remedy for breach of this Agreement. Due diligence materials delivered pursuant to the Agreement shall be subject to the terms of the Confidentiality Agreement dated April 27, 2007 between CRYOPORT and ABC.

10.11 **Counterparts**. This Agreement may be executed in any number of counterparts and such counterparts may be exchanged by the PARTIES by facsimile or other electronic means. Each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

10.12 **Termination**. Prior to the execution of a definitive License Agreement, either party may terminate this Agreement upon notice to the other Party. Either party may terminate this Agreement if the parties cannot agree upon the price of the DEWARS.

IN WITNESS WHEREOF, the PARTIES have caused their respective duly authorized representatives to execute this Agreement as the date hereof.

CRYOPORT, INC.

By: Peter Berry
Peter Berry
Chief Executive Officer

AMERICAN BIOLOGISTICS COMPANY, LLC

By: [signature]
Robert A. Schummer
Member Manager

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